Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

May 28, 2015

CELADON GROUP PRICES
PUBLIC COMMON STOCK OFFERING

INDIANAPOLIS – Celadon Group, Inc. (NYSE: CGI) (the “Company”) today announced that it has entered into an agreement pursuant to which an underwriter has agreed to purchase 3,500,000 shares of the Company’s common stock.  The Company has also granted the underwriter a 30-day option to purchase up to an additional 525,000 shares on the same terms and conditions, solely to cover over-allotments.  The total gross proceeds of the offering (before underwriter's discounts and commissions and estimated offering expenses) will be approximately $80.5 million, without giving effect to the exercise of the option.  The Company expects to use the net proceeds from the offering to reduce the outstanding borrowing under its revolving line of credit, for offering fees and expenses, and for general corporate purposes.

The offering is subject to customary closing conditions and is expected to close on or around June 2, 2015.

Raymond James & Associates, Inc. is serving as the sole manager for the offering. The shares are being offered pursuant to an effective shelf registration statement.  The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from the offices of Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, or by calling toll-free 1-800-248-8863. Electronic copies of the prospectus and the prospectus supplement will be available on the Securities and Exchange Commission's website at www.sec.gov. The underwriter may reoffer the shares in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any offer, solicitation, or sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Celadon Group
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-controlled, flatbed and expedited freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  In this press release, the statements regarding the expected use of proceeds of the stock offering are forward-looking statements.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

For more information:
Joe Weigel
Director of Marketing & Communications
(317) 972-7006 Direct
jweigel@celadongroup.com

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